Exhibit 99.1
NEWS RELEASE

KENNEDY WILSON ANNOUNCES PRICING OF ADDITIONAL
$100.0 MILLION SENIOR NOTES
BEVERLY HILLS, Calif., (December 03, 2012) - Kennedy-Wilson, Inc. ("Kennedy Wilson"), a wholly owned subsidiary of international real estate investment and services firm Kennedy-Wilson Holdings. Inc. (NYSE:KW), today announced that it priced its previously announced offering of its 8.750% senior notes due 2019 (the "Additional Notes") at an offering price of 105.250% of their principal amount, plus accrued and unpaid interest from October 1, 2012. Kennedy Wilson increased the size of the previously announced $75.0 million offering to $100.0 million aggregate principal amount of Additional Notes. The Additional Notes will be Kennedy Wilson's senior unsecured obligations and will be guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. Interest on the Additional Notes will be payable semiannually on April 1 and October 1 of each year, beginning on April 1, 2013. The Additional Notes are being offered to “qualified institutional buyers” pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. Following the required exchange offer of the Additional Notes for registered notes, Kennedy Wilson expects that the registered notes will be treated, together with the existing $250 million of 8.750% senior notes due 2019 previously issued by Kennedy Wilson, as a single series of debt securities.
Kennedy Wilson intends to use the net proceeds from the Additional Notes for working capital and general corporate purposes, including future acquisitions and co-investments.
This news release is neither an offer to sell nor a solicitation of an offer to buy the securities described above, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
The offer and sale of the Additional Notes will not be registered under the Securities Act or any state securities laws, and unless so registered, the Additional Notes may not be offered or sold in the United States or to U.S. persons except pursuant to transactions that are exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.
About Kennedy Wilson
Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, California, with 24 offices in the United States, United Kingdom, Ireland, Spain and Japan. The company offers a comprehensive array of real estate services, including auction, conventional sales, property services, research and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the United States, United Kingdom, Ireland and Japan.